UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

April 30, 2019

Date of Report

(Date of earliest event reported)

Novus Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36620	20-1000967
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19900 MacArthur Blvd., Suite 550

Irvine, California 92612

(Address of principal executive offices, including Zip Code)

(949) 238-8090

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	NVUS	Nasdaq Capital Market

Item 1.01	Entry into a Material Definitive Agreement.

On April 30, 2019, Novus Therapeutics, Inc. (the “Company”) entered into a securities purchase agreement with certain institutional investors and accredited investors (the “Purchase Agreement”) relating to the offering and sale of 3,449,112 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a purchase price of $3.095 per share (the “Offering”).

Concurrently with the Offering, and pursuant to the Purchase Agreement, the Company also commenced a private placement whereby it issued and sold two series of warrants (the “Private Placement”). The Series A Warrants are immediately exercisable eighteen-month warrants to purchase up to 3,449,112 shares which represent 100% of the shares of Common Stock sold in the Offering at an exercise price of $4.00 per share. The Series B Warrants are five-year warrants to purchase up to 3,449,112 shares which represent 100% of the shares of Common Stock sold in the Offering at an exercise price of $4.00 per share that become exercisable only upon the exercise of the Series A Warrants (the Series A Warrants collectively with the Series B Warrants, the “Warrants”). None of the Warrants, nor the shares of Common Stock underlying the Warrants, have been registered with the Securities and Exchange Commission. In addition, the Company has agreed to file a registration statement for the resale of the Warrant Shares, with such filing to be made within 45 calendar days of April 30, 2019.

The Offering and Private Placement closed on May 2, 2019. H.C. Wainwright & Co., LLC (“Wainwright”) acted as exclusive placement agent for the Offering and the Private Placement. The net proceeds to the Company from the transactions, after deducting placement agent fees and expenses and the estimated offering expenses, are expected to be approximately $9.8 million, excluding the proceeds, if any, from the exercise of the Warrants. The Company intends to use the net proceeds from the offering to fund expansion of the ongoing phase 2a clinical trial in acute otitis media from 50 to approximately 140 patients, as well as for working capital and other general corporate purposes.

The 3,449,112 shares of Common Stock sold in the Offering (but not the Warrants or the shares of Common Stock issuable upon exercise of the Warrants) were offered and sold pursuant to a prospectus, dated July 31, 2018, and a prospectus supplement dated April 30, 2019, in connection with a takedown from the Company’s shelf registration statement on Form S-3 (File No. 333-226286).

The Warrants and the shares of Common Stock underlying the Warrants were sold and issued without registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and Rule 506 promulgated under the Securities Act as sales to accredited investors.

The foregoing descriptions of the Purchase Agreement and the Warrants are not complete and are qualified in their entirety by references to the full text of the Purchase Agreement and the Form of Warrant, which are filed as exhibits to this report and are incorporated by reference herein.

The Company has agreed to pay Wainwright a total cash fee equal to 7.0% of the gross proceeds of the Offering. The Company will also pay Wainwright a management fee equal to 1.0% of the gross proceeds of the Offering, $35,000 for non-accountable expenses, an expense allowance of up to $80,000 for legal fees and other out-of-pocket expenses, and $10,000 for the placement agent’s clearing expenses. The Company will also pay Wainwright a cash fee equal to 7.0% of the gross proceeds that the Company receives from the cash exercise of the Series A Warrants.

The Company also granted to Wainwright and its designees warrants to purchase up to 172,456 shares of Common Stock representing 5.0% of the aggregate number of shares of Common Stock sold in the Offering (the “Placement Agent Warrants”). The Placement Agent Warrants will have substantially the same terms as the Series A Warrants issued to the investors in the Private Placement, except that the Placement Agent Warrants will have an exercise price equal to $3.86875 and will expire on April 30, 2024. The Placement Agent Warrants and the shares of Common Stock issuable upon exercise of the Placement Agent Warrants are being issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering.

A copy of the opinion of Gibson, Dunn & Crutcher LLP relating to the validity of the securities issued in the Offering is filed herewith as Exhibit 5.1.

Item 3.02	Unregistered Sale of Equity Securities.

The information contained above in Item 1.01 of this Report regarding the Warrants, the shares of Common Stock issuable upon exercise of the Warrants, the Placement Agent Warrants and the shares of Common Stock issuable upon exercise of the Placement Agent Warrants are incorporated by reference into this Item 3.02.

Item 8.01	Other Events.

On April 30, 2019, the Company issued a press release regarding the Offering and the Private Placement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description of Exhibit

4.1	Form of Warrant

4.2	Form of Placement Agent Warrant

5.1	Opinion of Gibson, Dunn & Crutcher LLP

10.1	Form of Securities Purchase Agreement, dated April 30, 2019, by and between Novus Therapeutics, Inc. and the Purchasers named therein

23.1	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1)

99.1	Press release of Novus Therapeutics, Inc., dated April 30, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novus Therapeutics, Inc.

	By:	/s/ Gregory J. Flesher
Date: May 2, 2019
	Name:	Gregory J. Flesher
	Title:	Chief Executive Officer